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Exhibit 13.3

TRANSCANADA PIPELINES LIMITED

U.S. GAAP CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Condensed Statement of Consolidated Income and Comprehensive Income in Accordance with U.S. GAAP(1)

	Three months ended September 30		Nine months ended September 30
	2004	2003	2004	2003
	(millions of dollars)
Revenues	1,133	1,317	3,425	3,692

Cost of sales	97	155	323	465
Other costs and expenses	401	434	1,189	1,239
Depreciation	212	239	634	610

	710	828	2,146	2,314

Operating income	423	489	1,279	1,378
Other (income)/expenses
Equity income(1)	(82)	(103)	(290)	(285)
Other expenses(5)(6)	191	219	402	630
Income taxes(7)	117	163	369	411

	226	279	481	756

Income from continuing operations — U.S. GAAP	197	210	798	622
Income from discontinued operations — U.S. GAAP	52	50	52	50

Income before cumulative effect of the application of accounting changes in accordance with U.S. GAAP	249	260	850	672
Cumulative effect of the application of accounting changes, net of tax(2)	—	—	—	(13)

Net income in accordance with U.S. GAAP	249	260	850	659
Adjustments affecting comprehensive income under U.S. GAAP
Foreign currency translation adjustment, net of tax(8)	(13)	—	(6)	(43)
Changes in minimum pension liability, net of tax(9)	25	3	75	9
Unrealized (loss)/gain on derivatives, net of tax(4)	17	3	(12)	14

Comprehensive income in accordance with U.S. GAAP	278	266	907	639

Reconciliation of Net Income

	Three months ended September 30		Nine months ended September 30
	2004	2003	2004	2003
	(millions of dollars)
Income from continuing operations in accordance with Canadian GAAP	205	212	834	651
U.S. GAAP adjustments
Preferred securities charges(5)	(12)	(13)	(36)	(41)
Tax impact of preferred securities charges	5	5	13	15
Unrealized loss on foreign exchange and interest rate derivatives(4)	—	(3)	(11)	(6)
Tax impact of loss on foreign exchange and interest rate derivatives	—	1	4	2
Unrealized (loss)/gain on energy trading contracts(2)	(1)	16	2	14
Tax impact of unrealized (loss)/gain on energy trading contracts	—	(6)	(1)	(5)
Equity gain/(loss)(3)	1	(3)	(2)	(12)
Tax impact of equity gain/(loss)	(1)	1	—	4
Deferred income taxes(7)	—	—	(5)	—

Income from continuing operations in accordance with U.S. GAAP	197	210	798	622

Condensed Balance Sheet in Accordance with U.S. GAAP(1)

	September 30, 2004	December 31, 2003
	(millions of dollars)
Current assets	1,696	1,017
Long-term investments(10)	1,929	1,760
Plant, property and equipment	15,106	15,798
Regulatory asset(11)	2,604	2,721
Other assets	1,057	1,192

	22,392	22,488

Current liabilities(12)	2,012	2,117
Deferred amounts(10)	583	741
Long-term debt	9,359	9,494
Deferred income taxes(7)(11)	2,990	3,039
Preferred securities(13)	581	694
Non-controlling interests	75	82
Shareholders' equity	6,792	6,321

	22,392	22,488

Statement of Other Comprehensive Income in Accordance with U.S. GAAP

	Cumulative Translation Account	Minimum Pension Liability (SFAS No. 87)	Cash Flow Hedges (SFAS No. 133)	Total
	(millions of dollars)
Balance at January 1, 2004	(40)	(98)	(5)	(143)
Changes in minimum pension liability, net of tax of $(41)(9)	—	75	—	75
Unrealized loss on derivatives, net of tax of $5(4)	—	—	(12)	(12)
Foreign currency translation adjustment, net of tax of $(10)(8)	(6)	—	—	(6)

Balance at September 30, 2004	(46)	(23)	(17)	(86)

Balance at January 1, 2003	14	(96)	(13)	(95)
Changes in minimum pension liability, net of tax of $(5)(9)	—	9	—	9
Unrealized gain on derivatives, net of tax of $(3)(4)	—	—	14	14
Foreign currency translation adjustment, net of tax of $(42)(8)	(43)	—	—	(43)

Balance at September 30, 2003	(29)	(87)	1	(115)

(1)
In accordance with U.S. GAAP, the Condensed Statement of Consolidated Income and Balance Sheet are prepared using the equity method of accounting for joint ventures. Excluding the impact of other U.S. GAAP adjustments, the use of the proportionate consolidation method of accounting for joint ventures, as required under Canadian GAAP, results in the same net income and Shareholders' Equity.

(2)
Substantially all energy trading contracts are now accounted for as hedges under U.S. and Canadian GAAP. The energy trading contracts that qualified as hedges were accounted for as hedges under the provisions of Statement of Financial Accounting Standards (SFAS) No. 133. All gains or losses on the contracts that did not qualify as hedges, and the amounts of any ineffectiveness on the hedging contracts, are included in income each period. Substantially all of the amounts recorded in 2004 and 2003 as differences between U.S. and Canadian GAAP relate to gains and losses on contracts for periods before they were documented as hedges for purposes of U.S. GAAP.

(3)
Under Canadian GAAP, pre-operating costs incurred during the commissioning phase of a new project are deferred until commercial production levels are achieved. After such time, those costs are amortized over the estimated life of the project. Under U.S. GAAP, such costs are expensed as incurred. Certain start-up costs incurred by Bruce Power L.P. (an equity investment) are required to be expensed under U.S. GAAP.

(4)
Effective January 1, 2004, all foreign exchange and interest rate derivatives are recorded in the Company's Consolidated Financial Statements at fair value under Canadian GAAP. Under the provisions of SFAS No. 133 "Accounting for Derivatives and Hedging Activities", all derivatives are recognized as assets and liabilities on the balance sheet and measured at fair value. For derivatives designated as fair value hedges, changes in the fair value are recognized in earnings together with an equal or lesser amount of changes in the fair value of the hedged item attributable to the hedged risk. For derivatives designated as cash flow hedges, changes in the fair value of the derivatives that are effective in offsetting the hedged risk are recognized in other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of the change in fair value is recognized in earnings each period. Substantially all of the amounts recorded in 2004 as differences between U.S. and Canadian GAAP, for income from continuing operations, relate to the differences in accounting treatment with respect to the hedged items and, for comprehensive income, relate to cash flow hedges.

(5)
Under U.S. GAAP, the financial charges related to preferred securities are recognized as an expense, rather than dividends.

(6)
Other expenses included an allowance for funds used during construction of $1 million for the nine months ended September 30, 2004 (September 30, 2003 — $1 million).

(7)
Under U.S. GAAP, SFAS No. 109 "Accounting for Income Taxes" requires that a deferred tax liability be recognized for an excess of the amount for financial reporting over the tax basis of an investment in a 50 per cent or less owned investee.

(8)
Under U.S. GAAP, changes in the foreign currency translation adjustment account must be recorded as a component of comprehensive income.

(9)
Under U.S. GAAP, a net loss recognized pursuant to SFAS No. 87 "Employers' Accounting for Pensions" as an additional pension liability not yet recognized as net period pension cost, must be recorded as a component of comprehensive income. The components of net benefit cost recognized for the Company's defined benefit pension plans and other post-employment benefit plans for the nine months ended September 30 are as follows.

	Pension Benefit Plans		Other Benefit Plans
	2004	2003	2004	2003
	(millions of dollars)
Current service cost	21	19	2	1
Interest cost	42	39	4	4
Expected return on plan assets	(41)	(39)	—	—
Amortization of transitional obligation related to regulated business	—	—	2	2
Amortization of net actuarial loss	9	6	2	1
Amortization of past service cost	2	2	—	1

Net benefit cost recognized	33	27	10	9

(10)
Effective January 1, 2003, the Company adopted the provisions of Financial Interpretation (FIN) 45 that require the recognition of a liability for the fair value of certain guarantees that require payments contingent on specified types of future events. The measurement standards of FIN 45 are applicable to guarantees entered into after January 1, 2003. For U.S. GAAP purposes, the fair value of guarantees recorded as a liability at September 30, 2004 was $9 million (December 31, 2003 — $4 million) and relates to the Company's equity interest in Bruce Power L.P.

(11)
Under U.S. GAAP, the Company is required to record a deferred income tax liability for its cost-of-service regulated businesses. As these deferred income taxes are recoverable through future revenues, a corresponding regulatory asset is recorded for U.S. GAAP purposes.

(12)
Current liabilities at September 30, 2004 include dividends payable of $146 million (December 31, 2003 — $136 million) and current taxes payable of $273 million (December 31, 2003 — $271 million).

(13)
Under U.S. GAAP, the preferred securities are classified as a liability. The fair value of the preferred securities at September 30, 2004 was $601 million (December 31, 2003 — $612 million). The Company made preferred securities charges payments of $36 million for the nine months ended September 30, 2004 (September 30, 2003 — $42 million).

(14)
The Company's Statement of Consolidated Cash Flows under U.S. GAAP would be identical to that under Canadian GAAP except that the preferred securities charges would be classified with funds generated from continuing operations.

(15)
Effective December 31, 2003, the Company adopted the provisions of FIN 46 (Revised) "Consolidation of Variable Interest Entities" that requires the consolidation of certain entities that are controlled through financial interests that indicate control (referred to as 'variable interests'). Adopting these provisions has had no impact on the U.S. GAAP financial statements of the Company.

Summarized Financial Information of Long-Term Investments(16)

	Three months ended September 30		Nine months ended September 30
	2004	2003	2004	2003
	(millions of dollars)
Income
Revenues	275	262	854	806
Other costs and expenses	(136)	(130)	(403)	(371)
Depreciation	(41)	(33)	(114)	(113)
Financial charges and other	(16)	7	(45)	(34)

Proportionate share of income before income taxes of long-term investments	82	106	292	288

	September 30, 2004	December 31, 2003
	(millions of dollars)
Balance sheet
Current assets	359	385
Plant, property and equipment	3,084	2,944
Current liabilities	(213)	(204)
Deferred amounts (net)	(196)	(286)
Non-recourse debt	(1.080)	(1,060)
Deferred income taxes	(15)	(19)

Proportionate share of net assets of long-term investments	1,939	1,760

(16)
The summarized financial information of long-term investments includes those investments that are accounted for by the equity method under U.S. GAAP (including those that are accounted for by the proportionate consolidation method under Canadian GAAP).

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  Exhibit 13.3